UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2010

RINO International Corporation

(Exact name of Registrant as specified in charter)

Nevada	0-52549	26-4551943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Youquan Road, Zhanqian Street, Jinzhou District, Dalian
People’s Republic of China 116100
(Address of principal executive offices)
Registrant's telephone number, including area code: (011)-86-411-87661222

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on  April 27, 2010, the Chief Financial Officer of Rino International Corporation. (the “Company”), Yi (Jenny) Liu, resigned as Chief Financial Officer of the Company.   There were no disagreements between Ms. Liu and the Company on any matter relating to the Company’s operations, policies or practices that resulted in her resignation as Chief Financial Officer of the Company.

The Board of Directors of the Company appointed Ben Wang to serve as the Chief Financial Officer of the Company effective on April 27, 2010.  Mr. Wang has no family relationships with any of the executive officers or directors of the Company.  There were no arrangements or understandings between Mr. Wang and any other person pursuant to which she was selected as Chief Financial Officer.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Wang had, or will have, a direct or indirect material interest.

Mr. Wang, age 37, was Chief Financial Officer of China Prosperous Clean Energy Co., Ltd., an OTCBB listed company engaged in the sale of liquefied petroleum natural gas, from February 2009 to April 2010. From April 2007 to February 2009 he was Chief Financial Officer of New Oriental Energy & Chemical Co., Ltd., a NASDAQ Global Market listed company engaging in the sale of alternative energy products. From May 2006 to April 2007 he was an equity research analyst for Brean Murray Carret Co., Ltd., an investment banking firm. From April 2005 to May 2006 he was an associate in Risk Solutions Consulting for Standard & Poor’s. Mr. Wang has a B.E. in electronic engineering from University of Electronic Science & Technology of China, an M.E. in electrical engineering from Tsinghua University in Beijing, PRC and a Ph.D from the Department of Decisions, Risk & Operations Management of Columbia Business School, New York, New York.

On May 3, 2009, the Company issued a press release relating to the resignation of Ms Liu as Chief Financial Officer, the appointment of Mr. Wang as Chief Financial Officer and several other personnel changes. A copy of that release is filed herewith as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(c)         Exhibits

99.1       Press Release dated May 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RINO International Corporation

Date: May 3, 2010	By :	/s/ Dejun Zou
Name: Dejun Zou
Title: Chief Executive Officer